  Exhibit 12.B.7

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Rapid Nutrition PLC.

We consent to the incorporation by reference in the Registration Statement ( On Form 20-F) of Rapid Nutrition plc. (the “Company”) of our report dated June 30, 2019, with respect to the financial statements of the Company, which comprise the statements of financial position as at June 30, 2018 and June 30, 2019, the statements of earnings and comprehensive loss, changes in equity and cash flows for each of the years in the three-year period ended June 30, 2019, and notes, comprising a summary of significant accounting policies and other explanatory information, which report is included in the annual report on Form 20-F of the Company for the fiscal year ended June 30, 2019.

November 6, 2020
London, UK

NICHOLAS HOLLENS
Senior Statutory Auditor for and on behalf of Elderton Audit (UK) (C003287683) Statutory Auditor, Chartered Accountants
Perth, Australia

Elderton Audit (UK) is a United Kingdom Statutory Auditor authorised to perform audits by the Institute of Chartered Accountants in England & Wales